UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 19, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

During the fiscal quarter ended December 27, 2008, in order to achieve its goal of attaining a lower operating results break-even point, Advanced Micro Devices, Inc. (the “Company”) implemented a restructuring plan to reduce its on-going cost structure (the “Plan”). The Plan primarily involves approximately 600 employees who were notified during the fourth quarter of fiscal 2008 that their employment with the Company would be terminated, and additional cost reduction actions that either have taken place during the fourth quarter of fiscal 2008 or will take place in fiscal 2009. As a result of its current analysis, the Company now estimates that the restructuring expense that it will record in the fourth quarter of fiscal 2008 will be approximately $70 million, based on the restructuring plan approved by the Company on December 19, 2008. Of this amount, approximately $34 million is related to severance and costs related to the continuation of certain employee benefits, approximately $13 million is related to contract or program termination costs, approximately $17 million is related to asset impairments and approximately $6 million is related to exit costs for facility site consolidations and closures. Of the $70 million, approximately $45 million will result in cash expenditures in fiscal 2009. Further cost reduction actions will result in additional charges in the first half of fiscal 2009, which the Company cannot estimate at this time, but which may include severance and costs related to the continuation of certain employee benefits, contract or program termination costs and facility site consolidations or closures. The Company will disclose its estimate or range of estimates for any additional charges in a filing with the Securities and Exchange Commission (“SEC”) promptly and in any event within four business days of determining such an estimate or range of estimates. Previously, the Company reported in its Quarterly Report on Form 10-Q for the third quarter of fiscal 2008 that it expected that the actions taken in the fourth quarter would involve approximately 500 employees and would result in a charge to operations in the fourth quarter of fiscal 2008 of approximately $50 million, consisting primarily of severance and costs related to the continuation of certain employee benefits, contract terminations and excess facility exit costs.

Item 2.06. Material Impairments

On December 19, 2008, the Company determined that it would incur a material charge for impairment of the following assets during the fiscal quarter ended December 27, 2008:

•

Goodwill impairment related to ATI Acquisition. The Company concluded that the current carrying value of its goodwill, which the Company had recorded as a result of its October 2006 acquisition of ATI Technologies Inc. (the “ATI Acquisition”), was impaired. This conclusion was reached based on the results of an updated long-term financial outlook for the businesses of the former ATI Technologies Inc. in light of the current market conditions and economic outlook, which the Company conducted as part of its annual strategic planning cycle during the Company’s fourth quarter and based on the preliminary findings of the Company’s annual and interim goodwill impairment testing that commenced in October 2008. The conclusion was also due to the deterioration in the price of the Company’s common stock and the resulting reduced market capitalization.

The Company expects that the impairment charge will be material, but, as of the time of this filing, the Company is unable to estimate the amount or range of amounts of the impairment charge. The Company will disclose such an estimate or range of estimates in a filing with the SEC promptly and in any event within four business days of determining such an estimate or range of estimates.

In addition, the Company will also perform an analysis to identify whether there is also potential impairment of any of the remaining identifiable intangible assets acquired in the ATI Acquisition. As of the time of this filing, the Company is unable to make a determination of an estimate of the amount or range of amounts of the impairment charge or whether it will be material. In the event the charge is material, the Company will disclose the amount in a filing with the SEC.

The Company will not be required to make any current or future cash expenditures as a result of these impairments. These impairment charges will be reflected in the Company’s financial statements as of and for the fiscal quarter and year ended December 27, 2008.

On December 26, 2008, the Company determined that it would incur an other-than-temporary investment impairment charge from its investment in Spansion Inc. during the fiscal quarter ended December 27, 2008 as follows:

•

Spansion investment. The Company is required to mark its investment in Spansion Inc. to its current market price and record an impairment charge to the investment through earnings if the loss related to the change in market price is deemed to be other than temporary. For the fiscal quarter ended December 27, 2008, the Company will incur an other-than-temporary investment impairment charge of approximately $20 million related to the Company’s investment in Spansion Inc. The Company’s analysis is based on the changes in Spansion’s stock price during the fourth quarter of 2008. The charge is based on the closing price of Spansion’s common stock on December 26, 2008, the last trading day of fiscal 2008, which was $0.22 per share.

This impairment charge will be reflected in the Company’s financial statements as of and for the fiscal quarter and year ended December 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary